                                                                    Exhibit 21.1

Petro Stopping Centers Holdings, L.P. and Subsidiaries


                                          Jurisdiction of       Percent
Name                                       Incorporation         Owned

Petro Stopping Centers Holdings, L.P.:
     Petro Holdings Financial Corporation    Delaware             100%
     Petro Holdings GP, LLC                  Delaware             100%
     Petro Stopping Centers, L.P.            Delaware            99.5%
              Petro Financial Corporation    Delaware             100%
              Petro Distributing, Inc.       Delaware             100%
